CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of Fidelity Institutional Tax-Exempt Cash Portfolios: Tax-Exempt (formerly Fidelity Institutional Tax-Exempt Cash Portfolios), of our report dated April 26, 1995 on the financial statements and financial highlights included in the March 31, 1995 Annual Report to Shareholders of Fidelity Institutional Tax-Exempt Cash Portfolios: Tax-Exempt (formerly Fidelity Institutional Tax-Exempt Cash Portfolios).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 30, 1995